Exhibit 10.46

PokerTek, Inc.

Amendment to Employment Letter Dated March 4, 2014
Between PokerTek, Inc. and James Crawford

This Amendment to Employment Letter between PokerTek, Inc. (the “Company”) and James Crawford ("Employee") is entered into as of this 22nd day of April, 2014.

WHEREAS, the Company and Employee desire to amend the terms of the Employment Letter, dated March 4, 2014, currently in effect and specifying the terms of employment of Employee by the Company (the “Employment Letter”), in order to clarify certain ambiguous terms and correct provisions to include language that may be required in order that the Employment Letter meet applicable requirements under Internal Revenue Code Section 409A (“409A”) to reduce the risk that Employee might be subject to tax penalties or other adverse tax consequences under 409A.

NOW THEREFORE, the Company and Employee agree that the Employment Agreement is hereby amended as follows:

1.         The paragraph in the Employment Letter with the heading “Retention Incentive” is hereby replaced in its entirety by the following:

Retention Incentive. You will receive a retention incentive of $100,000.00, less applicable taxes, deductions, and withholdings, to be paid (a) in the event of the closing of a merger, sale, or purchase transaction, paid in equal monthly installments for a period of 12 months beginning at closing of the transaction if your employment is continued at the time of the transaction; or (b) in the event of the closing of a merger, sale, or purchase transaction if your employment is terminated at the time of the transaction, paid in a lump sum immediately. For clarity:

•
Payments under this provision will be payable only if the merger, sale or purchase transaction constitutes a change in the ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5).

•	Termination under clause (b) means a “separation from service” as defined Treasury Regulation § 1.409A-1(h).
•
Termination under clause (b) includes a “constructive termination,” which will occur if (i) the Company fails to offer to continue your employment immediately following the merger, sale, or purchase transaction at a rate of base salary not materially less than your then base salary in effect immediately before the transaction, and (ii) you elect to terminate your employment at the time of the transaction (after giving the Company 15 days written notice, and provided that the Company has not offered to meet the continued salary condition by the expiration of the 15-day period).

•	Termination under clause (b) means a termination by the Company and does not mean a voluntary termination by you, except for a “constructive termination” as referenced above.
•
If the payments or any portion thereof under this provision constitute a deferral of compensation under Internal Revenue Code Section 409A (“409A Payments”), then if, at the time of your separation from service, you are a “specified employee” under Treasury Regulation § 1.409A-1(i), 409A Payments payable pursuant to clause (b) within six months after your separation from service shall instead by payable at the date six month after your separation from service to the extent required under Section 409A(a)(2)(B)(i) or, if so required under Sections VIII and X of IRS Notice 2010-6, later at the date 18 months after the effective date of this Amendment to Employment Letter.

2.         A new paragraph is hereby added to the Employment Letter, immediately following the paragraph with the heading “Background Check,” as follows:

Compliance with Internal Revenue Code Section 409A. The provisions of this Agreement shall be interpreted so that payments hereunder will be exempt from Internal Revenue Code Section 409A (“409A”) or, if such payments constitute deferrals of compensation under 409A, so that such payments will comply with all applicable requirements under 409A (including regulations thereunder). Other provisions of this Agreement notwithstanding, you, and not the Company, are responsible for all income taxes, excise taxes and other taxes payable with respect to any compensation resulting from the Retention Incentive or any other payments under this Agreement. While it is the intention of the parties to seek to avoid tax penalties and other adverse tax consequences under Code Section 409A, if any such tax penalties or other adverse tax consequences arise, they will be solely your responsibility, and you will have no right to reimbursement or indemnification by the Company with respect to such penalties or other applicable taxes.

3.          Except as set forth in this Amendment to Employment Letter, all other terms and conditions of the Employment Letter shall remain unchanged and in full force and effect.

4.          This Amendment to Employment Letter is effective April 22, 2014.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to Employment Letter to be executed by him or on its behalf as of the date first above written.

PokerTek, Inc.

By:/s/ Mark D. Roberson
Title: Chief Executive Officer

Employee:

/s/ James Crawford
James Crawford